Exhibit 99.1

                    NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations
https://ir.cedarfair.com	Michael Russell, 419.627.2233

CEDAR FAIR REPORTS 2020 SECOND-QUARTER RESULTS
•PROVIDES UPDATE ON STRATEGIC ACTIONS IN RAPIDLY EVOLVING ENVIRONMENT
•REAFFIRMS CONFIDENCE IN LIQUIDITY POSITION
SANDUSKY, Ohio (August 5, 2020) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for its second quarter ended June 28, 2020, and provided an update on strategic actions being taken that are positioning the Company to emerge stronger from the ongoing COVID-19 pandemic.
“I am proud and inspired by the way our team has risen to the challenge of this season and confident we will emerge on the other side better positioned for future success,” said Cedar Fair President and CEO Richard A. Zimmerman. “In very uncertain market conditions, we are pleased to have opened to date 7 of our 13 properties, all following the recommended protocols designed to provide our guests and associates with the safest entertainment environment possible. Upon reopening these parks, we have managed to generate modest positive cash flow by adjusting operating calendars to better meet demand, consolidating seasonal labor hours into fewer operating days, implementing effective cost saving measures, and creatively generating incremental revenues within our parks and adjacent facilities. Where possible, we will continue to actively work with authorities in an attempt to get additional parks open yet this season, while at the same time building operating plans and programming for the 2021 season that will meet evolving consumer tastes and needs," said Zimmerman.
Second-Quarter Results
As previously announced, the Company suspended operations of its parks beginning on March 14, 2020, in response to the spread of COVID-19 and local government mandates, which had a significant impact on the Company’s financial performance. The Company resumed partial operations at many of its parks on a staggered basis beginning late in the second quarter, in accordance with local and state guidelines.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2020 Second-Quarter Results
Aug. 5, 2020

Due to the effects of the coronavirus pandemic on the Company’s operations, results for the second-quarter ended June 28, 2020, include the partial operation of only three parks – Worlds of Fun, Schlitterbahn Waterpark & Resort New Braunfels and Schlitterbahn Waterpark Galveston – and are not directly comparable to results for the 2019 second quarter ended June 30, 2019, which included the full operation of the legacy Cedar Fair parks and excluded the two Schlitterbahn water parks acquired on July 1, 2019. Due to park closures in mid-March, the 2020 second quarter had a total of 39 operating days, compared to 726 operating days in the prior-year period and 827 operating days originally planned for the quarter.
Net revenues for the second quarter ended June 28, 2020, were $7 million versus $436 million for the second quarter of 2019. The decrease in net revenues was the direct result of an 8 million-visit decrease in attendance and a $44 million decrease in out-of-park revenues, both shortfalls due to COVID-19-related park closures in the current period.
Fewer operating days, combined with cost-saving measures implemented in response to suspended park operations in the second quarter, led to a decrease in operating costs and expenses in the period. For the second quarter, operating costs and expenses totaled $93 million compared with $277 million for the second quarter of 2019. Depreciation and amortization expense in the quarter was $55 million versus $56 million for the 2019 second quarter.
After the items noted above, the operating loss for the second quarter totaled $142 million, compared with operating income of $102 million in the second quarter of 2019. The operating loss was the result of the 98% decline in net revenues, offset by a $185 million decrease in operating costs and expenses compared with the second quarter of 2019.
Interest expense for the second quarter was $37 million, up from $23 million in the second quarter of 2019 due to incremental interest incurred on the Company’s 2025 senior notes issued in April 2020 and the 2029 senior notes issued in June 2019, offset somewhat by less interest incurred on term debt and revolver borrowings. The net effect of the Company’s swaps resulted in a $2 million charge to earnings during the second quarter of 2020, compared with an $11 million charge to earnings in the same period last year. The difference reflects the change in fair market value movements in the Company’s swap portfolio. During the second quarter of 2020, the Company also recognized a $13 million net benefit to earnings for foreign currency gains and losses related to the U.S.-dollar denominated Canadian notes, compared with a $9 million net benefit to earnings for the second quarter of 2019.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2020 Second-Quarter Results
Aug. 5, 2020

During the second quarter of 2020, a benefit for taxes of $37 million was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes compared to a tax provision of $15 million in the second quarter of 2019. The benefit for taxes was attributable to an increase in pretax loss, as well as expected benefits from the Coronavirus Aid, Relief and Economic Security Act.
After the items above, the Company reported a net loss of $133 million, or $2.35 per diluted LP unit, in the 2020 second quarter. This compares with net income of $63 million, or $1.11 per diluted LP unit, for the 2019 second quarter. The 2020 second quarter produced an Adjusted EBITDA loss of $85 million compared with Adjusted EBITDA of $163 million for the same quarter in 2019. The net loss and the Adjusted EBITDA loss in the second quarter are attributable to a majority of the Company’s parks being closed for the entire period, offset in part by effective cost management. See the attached table for a reconciliation of the net loss to the Adjusted EBITDA loss.
Liquidity and Balance Sheet Update
As of June 28, 2020, the Company had cash on hand of $301 million and $360 million available under its revolving credit facility, net of $15 million of letters of credit, or total liquidity of $661 million. Based on the recently updated park operating calendars and the slate of parks that are currently open, the Company estimates that its average cash burn rate(1) through the end of 2020 will be $30-40 million per month.
Commenting on liquidity, Zimmerman said, “While our balance sheet remains solid and we are confident in our overall liquidity position, given the ongoing uncertainty surrounding COVID-19 and the unknown nature of the longer-term impact on operating results, we remain focused on managing our cash burn rate and on maximizing liquidity even as we have brought parks back online.”
Zimmerman added that the resiliency and flexibility of Cedar Fair’s business model is extremely helpful in a disrupted marketplace. As an example, he noted Knott’s Berry Farm, which has yet to fully reopen, recently announced the introduction of the Taste of Calico, a new limited-time, special outdoor food and merchandise event that sold out in days. “New programming like this reflects our ability to adapt to a changing market, giving us a chance to reinforce our brand positioning and stay connected with our guests,” said Zimmerman. “We will continue to evaluate other opportunities to introduce similar experiences at other parks in our portfolio going forward.”
The Company anticipates it will have sufficient liquidity to meet its cash obligations through the end of 2021, even if parks currently open are forced to close. "Regardless of the park operating model, we will continue to explore ways to enhance our liquidity position and reduce cash outflows," said Zimmerman.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2020 Second-Quarter Results
Aug. 5, 2020

Outlook
The Company noted that initial attendance upon the reopening of its parks has been below original expectations, likely reflecting the public’s continued concerns around the COVID-19 pandemic. The Company also noted the timing of park openings from mid-June through mid-July coincided with growing concerns about recent spikes in COVID-19 cases and hospitalizations across a wide swath of the country.
"Based on the soft demand trends, we have removed our reservation system and adjusted park calendars and operating models to better align with attendance levels, while remaining focused on providing guests with the best possible experience when visiting our parks,” said Zimmerman. “Health concerns in the marketplace around the pandemic could present a headwind for attendance until consumer confidence improves. Until such time, we are staying engaged with our customers while offering guests the best possible entertainment experience within the required safety protocols. Additionally, the learnings and experience from current park operations are invaluable to our team as we reassess operating plans and strategies for the 2021 season and beyond.”
Zimmerman added that the Company remains committed to emerging stronger from the pandemic by strengthening the brand reputation of its parks with stakeholders, positioning its parks to remain the top choice for safe, family entertainment in the new reality, and maintaining the strong underlying economics of its business model.
The Company is accelerating its strategies to accomplish these goals, including:
•Staying closely engaged with guests and associates, even while park operations are currently disrupted.
•Embracing the experiences and learnings from this season to inform investment decisions, operating strategies and park programming going forward.
•Supporting the portfolio through a refreshed marketing approach, with an increased focus on marketing investment effectiveness and efficiency.
•Evaluating, testing and improving operating and safety protocols, with an increased focus on scalable, technology-based initiatives.
•Maintaining a disciplined approach around cash burn, while also identifying and driving incremental system-wide operating efficiencies.
•Investing in new capabilities to capitalize on emerging shifts in consumer behavior and preferences.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2020 Second-Quarter Results
Aug. 5, 2020

Zimmerman concluded by noting that due to the high degree of uncertainty around the COVID-19 pandemic, the Company is currently not in a position to reinstate or provide additional color around near or long-term guidance.
Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, August 5, 2020, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A replay of the call is also available by phone starting at approximately 1 p.m. ET on Wednesday, August 5, 2020, until 11:59 p.m. ET, Wednesday, August 12, 2020. To access the phone replay, please dial (800) 585-8367 or (416) 621-4642, followed by the Conference ID # 3061086.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. The Company also operates an additional theme park in California under a management contract.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2020 Second-Quarter Results
Aug. 5, 2020

those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.
(1) Average cash burn rate includes estimated operating expenses, capital expenditures, income tax obligations, and interest payments inclusive of the April 2020 refinancing. The average cash burn rate is net of an estimate of net revenues to be generated from the limited operations anticipated to be open for 2020. The Company has made significant estimates and assumptions to estimate the impact of the COVID-19 pandemic on its business, including financial results in the near and long-term and the Company's anticipated cash burn rate. Actual results could materially differ from these estimates.

This news release and prior releases are available under the News tab at http://ir.cedarfair.com
- more -

(financial tables follow)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2020 Second-Quarter Results
Aug. 5, 2020

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Six months ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net revenues:
Admissions	$668	$229,722	$27,317	$262,939
Food, merchandise and games	2,860	150,377	22,807	175,081
Accommodations, extra-charge products and other	3,058	56,091	10,097	65,147
	6,586	436,190	60,221	503,167
Costs and expenses:
Cost of food, merchandise, and games revenues	2,005	39,808	8,390	47,457
Operating expenses	66,983	177,771	173,351	275,976
Selling, general and administrative	23,727	59,781	48,536	91,447
Depreciation and amortization	54,923	55,904	60,011	69,493
Loss on impairment / retirement of fixed assets, net	1,036	682	7,803	2,106
Loss on impairment of goodwill and other intangibles	—	—	88,181	—
Gain on sale of investment	—	—	—	(617)
	148,674	333,946	386,272	485,862
Operating (loss) income	(142,088)	102,244	(326,051)	17,305
Interest expense	36,746	22,927	63,965	43,847
Net effect of swaps	1,559	10,779	21,338	17,158
Loss on early debt extinguishment	1,696	—	1,696	—
(Gain) loss on foreign currency	(12,651)	(9,472)	21,551	(18,141)
Other (income) expense	(130)	36	(309)	125
(Loss) income before taxes	(169,308)	77,974	(434,292)	(25,684)
(Benefit) provision for taxes	(36,756)	14,676	(85,763)	(5,309)
Net (loss) income	(132,552)	63,298	(348,529)	(20,375)
Net (loss) income allocated to general partner	(2)	1	(4)	—
Net (loss) income allocated to limited partners	$(132,550)	$63,297	$(348,525)	$(20,375)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	June 28, 2020	June 30, 2019
Cash and cash equivalents	$301,135	$324,742
Total assets	$2,657,534	$2,532,806
Long-term debt, including current maturities:
Term debt	$255,897	$724,328
Notes	2,404,638	1,431,047
	$2,660,535	$2,155,375
Total partners' deficit	$(411,862)	$(100,200)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2020 Second-Quarter Results
Aug. 5, 2020

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands)

	Three months ended		Six months ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Attendance	38	8,500	974	9,675
Out-of-park revenues (1)	$5,563	$49,344	$17,654	$64,105
(1) Out-of-park revenues are defined as revenues from resort, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended		Six months ended
(In thousands)	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
In-park revenues	$1,217	$401,383	$44,244	$455,596
Out-of-park revenues	5,563	49,344	17,654	64,105
Concessionaire remittance	(194)	(14,537)	(1,677)	(16,534)
Net revenues	$6,586	$436,190	$60,221	$503,167

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Six months ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net (loss) income	$(132,552)	$63,298	$(348,529)	$(20,375)
Interest expense	36,746	22,927	63,965	43,847
Interest income	(76)	(81)	(424)	(314)
(Benefit) provision for taxes	(36,756)	14,676	(85,763)	(5,309)
Depreciation and amortization	54,923	55,904	60,011	69,493
EBITDA	(77,715)	156,724	(310,740)	87,342
Loss on early debt extinguishment	1,696	—	1,696	—
Net effect of swaps	1,559	10,779	21,338	17,158
Non-cash foreign currency (gain) loss	(12,515)	(9,481)	21,688	(18,145)
Non-cash equity compensation expense	1,334	3,287	(3,460)	5,830
Loss on impairment / retirement of fixed assets, net	1,036	682	7,803	2,106
Loss on impairment of goodwill and other intangibles	—	—	88,181	—
Gain on sale of investment	—	—	—	(617)
Acquisition-related costs	—	946	16	946
Other (1)	(54)	124	154	283
Adjusted EBITDA (2)	$(84,659)	$163,061	$(173,324)	$94,903

(1) Consists of certain costs as defined in the Company's Second Amended 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Second Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233